FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ----------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                          ALLIED WASTE INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)


Delaware                                                        88-0228636
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(State of incorporation of organization)                     (I.R.S. Employer
                                                             Identification No.)


     15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260
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                    (Address of principal executive offices)



Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                             Name of each exchange on which
To be so registered                             each class is to be registered
-------------------                             -------------------------------

Common Stock, $0.01 Par Value                   New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


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Item 1.       Description of Registrant's Securities to be Registered.
------        --------------------------------------------------------

              Common Stock, $0.01 Par Value
              -----------------------------

              The capital stock of Allied Waste Industries, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock, par value $0.01 per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a plurality of shares voting for the election of directors can elect all members of the Company's Board of Directors.

              Subject to the rights of any holders Preferred Stock, holders of record of shares of Common Stock are entitled to receive ratably dividends when and if declared by the Company's Board of Directors out of funds of the Company legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of the Company, holders of the Company's Common Stock are entitled to participate ratably in any distribution of the assets of the Company, subject to any prior rights of holders of outstanding Preferred Stock.

              Holders  of  Common  Stock  have  no  conversion,   redemption  or
preemptive rights. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

              Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's Directors. These provisions provide that: (1) only the Board of Directors or a specially-empowered committee of the Board has the power to call a special meeting of stockholders; (2) the Board is expressly and solely authorized to make, alter or repeal Bylaws or adopt new Bylaws, without stockholder approval; provided, however, that no such adoption, amendment or repeal shall be valid with respect to Bylaw provisions which have been adopted, amended or repealed by the stockholders of the Company; and further provided, that Bylaws adopted or amended by the directors of the Company and any powers thereby conferred may be amended, altered or repealed by the stockholders of the Company; (3) stockholders' nomination for directors may be made only by advance written notice; and (4) at annual meetings, only such business may be conducted as has been brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has timely given prior written notice to the Secretary of the Company of such stockholders' intention to bring such business before the meeting. To be timely, a notice given with respect to the nomination of directors or any other matter to be considered at an annual meeting of the stockholders generally must be received at the principal executive offices of the Company not less than 75 days nor more than 120 days in advance of the anniversary date of the previous year's annual meeting of the stockholders; provided, however, that if the date of the annual meeting has been changed to more than 30 days before the anniversary date or more than 60 days after such date, such notice must be received by the Company on the later of the 75th day prior to the scheduled date of the annual meeting or the 15th day following the date on which the first public announcement of the meeting date is made by the Company. To be in proper form, the notice must contain certain information specified in the Company's Bylaws. No person shall be eligible for election as a director unless nominated by or at the direction of the Board of Directors of the Company or in accordance with the foregoing procedure. Similarly, no stockholder proposal may be presented at any meeting of the stockholders of the Company unless these procedures have been complied with. While the foregoing provisions will not necessarily prevent takeover attempts, they could discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining stockholders of the Company,

Item 2.       Exhibits

     1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                            SIGNATURES
                            ----------

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          Allied Waste Industries, Inc.



                                          By:/s/ Steven M. Helm
                                             --------------------------------
                                                  Steven M. Helm
                                                  Vice President-Legal
                                                  and Corporate Secretary


Dated:  December 11, 1998